INVESTMENT ADVISORY CONTRACT

THIS AGREEMENT, made and entered into this 11th day of November 2013, between GUGGENHEIM STRATEGY FUNDS TRUST, a Delaware statutory trust (hereinafter referred to as the “Fund”), and GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (hereinafter referred to as the “Investment Manager”).

W I T N E S S E T H

WHEREAS, the Fund is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund is authorized to issue shares of capital stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund currently offers shares in four separate series, the Guggenheim Strategy Fund I, the Guggenheim Strategy Fund II, the Guggenheim Strategy Fund III and the Guggenheim Variable Insurance Strategy Fund III, such series together with all other subsequently established by the Fund with respect to which the Fund desires to retain the Investment Manager to render investment advisory services hereunder and with respect to which the Investment Manager is willing so to do, being herein collectively referred to as the “Series”; and

WHEREAS, each Series is offered to other investment companies and accounts managed by the Investment Manager, or an affiliate of the Investment Manager, and to other investment companies and accounts; and

WHEREAS, the Investment Manager is willing to provide investment research and advice to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual agreements made herein, the parties hereto agree as follows:

1. Employment of Investment Manager. The Fund hereby employs the Investment Manager to act as investment adviser to each Series of the Fund with respect to the investment of its assets, and to supervise and arrange the purchase of securities for and the sale of securities held in the portfolios of the Series of the Fund, subject always to the supervision of the Board of Trustees of the Fund, during the period and upon and subject to the terms and conditions herein set forth. The Investment Manager hereby accepts such employment and agrees to perform the services required by this Agreement.

In the event the Fund establishes additional series with respect to which it desires to retain the Investment Manager to render investment advisory services hereunder, it shall notify the Investment Manager in writing. If the Investment Manager is willing to render such services it shall notify the Fund in writing, whereupon such series shall become a Series subject to the terms and conditions hereunder, and to such amended or additional provisions as shall be specifically agreed to by the Fund and the Investment Manager in accordance with applicable law.

2. Investment Advisory Duties.

(a) The Investment Manager shall regularly provide each Series of the Fund with investment research, advice and supervision, continuously furnish an investment program and recommend that securities shall be purchased and sold and what portion of the assets of each Series shall be held uninvested and shall arrange for the purchase of securities and other investments for and the sale of securities and other investments held in the portfolio of each Series. All investment advice furnished by the Investment Manager to each Series under this Section 2 shall at all times conform to any requirements imposed by the provisions of the Fund’s Declaration of Trust and Bylaws, the 1940 Act and the rules and regulations promulgated thereunder, and any other applicable provisions of law, and the terms of the registration statements of the Fund under the 1940 Act, all as from time to time amended. The Investment Manager shall advise and assist the officers or other agents of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Fund’s Board of Trustees (and any duly appointed committee thereof) with regard to the foregoing matters and the general conduct of the Fund’s business.

(b) Subject to the provisions of the 1940 Act and any applicable exemptions thereto, the Investment Manager is authorized, but is under no obligation, to enter into sub-advisory agreements (the “Sub-Advisory Agreements”) with one or more sub-advisers (each a “Sub-adviser”) to provide investment advisory services to any Series of the Fund. Each Sub-adviser shall have investment discretion with respect to the assets of the Series assigned to that Sub-adviser by the Investment Manager. The Investment Manager shall not be responsible or liable with respect to any investment decision made by a Sub-adviser, whether such decision be to purchase, sell or hold such investment. Consistent with the provisions of the 1940 Act and any applicable exemption thereto, the Investment Manager may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements without the approval of the shareholders of the affected Series.

3. Portfolio Transactions and Brokerage.

(a) Transactions in portfolio securities shall be effected by the Investment Manager, through brokers or otherwise, in the manner permitted in this Section 3 and in such manner as the Investment Manager shall deem to be in the best interests of the Fund after consideration is given to all relevant factors.

(b) In reaching a judgment relative to the qualification of a broker to obtain the best execution of a particular transaction, the Investment Manager may take into account all relevant factors and circumstances, including the size of any contemporaneous market in such securities; the importance to the Fund of speed and efficiency of execution; whether the particular transaction is part of a larger intended change in portfolio position in the same securities; the execution capabilities required by the circumstances of the particular transaction; the capital required by the transaction; the overall capital strength of the broker; the broker’s apparent knowledge of or familiarity with sources from or to whom such securities may be purchased or sold; as well as the efficiency, reliability and confidentiality with which the broker has handled the execution of prior similar transactions.

(c) Subject to any statements concerning the allocation of brokerage contained in the Fund’s prospectus or statement of additional information, the Investment Manager is authorized to direct the execution of portfolio transactions for the Fund to brokers who furnish investment information or research service to the Investment Manager. Such allocation shall be in such amounts and proportions as the Investment Manager may determine. If the transaction is directed to a broker providing brokerage and research services to the Investment Manager, the commission paid for such transaction may be in excess of the commission another broker would have charged for effecting that transaction, if the Investment Manager shall have determined in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided, viewed in terms of either that particular transaction or the overall responsibilities of the Investment Manager with respect to all accounts as to which it now or hereafter exercises investment discretion. For purposes of the immediately preceding sentence, “providing brokerage and research services” shall have the meaning generally given such terms or similar terms under Section 28(e)(3) of the Securities Exchange Act of 1934, as amended.

(d) In the selection of a broker for the execution of any transaction not subject to fixed commission rates, the Investment Manager shall have no duty or obligation to seek advance competitive bidding for the most favorable negotiated commission rate to be applicable to such transaction, or to select any broker solely on the basis of its purported or “posted” commission rates.

(e) In connection with transactions on markets other than national or regional securities exchanges, the Fund will deal directly with the selling principal or market maker without incurring charges for the services of a broker on its behalf unless, in the best judgment of the Investment Manager, better price or execution can be obtained in utilizing the services of a broker.

4. Allocation of Expenses and Charges. The Investment Manager shall provide investment advisory, statistical and research facilities and all clerical services relating to research, statistical and investment work, and shall provide for the compilation and maintenance of such records relating to these functions as shall be required under applicable law and the rules and regulations of the Securities and Exchange Commission. The Investment Manager will also provide the Fund with a president, a chief financial officer, and a secretary, subject to the approval of the Board of Trustees, and will pay the salaries and expenses of such officers of the Fund who are also directors, officer or employees of the Investment Manager.

Other than as specifically indicated in the preceding sentences, the Investment Manager shall not be required to pay any expenses of the Fund, and in particular, but without limiting the generality of the foregoing, the Investment Manager shall not be required to pay office rental or general administrative expenses; Independent Trustees’ fees; legal, auditing and accounting expenses; insurance premiums; broker’s commissions; taxes and governmental fees and any membership dues; fees of custodian, transfer agent, registrar and dividend disbursing agent (if any); expenses of obtaining quotations on the Fund’s portfolio securities and pricing of the Fund’s shares; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares of the Fund’s capital stock; interest expenses with respect to borrowings by the Fund; costs and expenses in connection with the registration of the Fund under the 1940 Act and all periodic and other reports required thereunder; expenses of preparing, printing and distributing reports, proxy statements, prospectuses, statements or additional information, notices and distributions to stockholders; costs of stationery; costs of stockholder and other meetings; expenses of maintaining the Fund’s corporate existence; and such nonrecurring expenses and extraordinary as may arise including litigation affecting the Fund and the legal obligations the Fund may have to indemnify its officers and trustees.

5. Compensation of Investment Manager.

The Series shall not pay the Investment Manager a fee for the services rendered hereunder.

6. Limitation of Liability of Investment Manager. So long as the Investment Manager shall give the Fund the benefit of its best judgment and effort in rendering services hereunder, the Investment Manager shall not be liable for any errors of judgment or mistake of law, or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security on its recommendation, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm or corporation shall have been selected with due care and in good faith. Nothing herein contained shall, however, be construed to protect the Investment Manager against any liability to the Fund or its security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. As used in this Section 6, “Investment Manager” shall include directors, officers and employees of the Investment Manager, as well as the Investment Manager itself.

7. Other Activities Not Restricted. Nothing in this Agreement shall prevent the Investment Manager or any officer thereof from acting as investment adviser for any other person, firm, or corporation, nor shall it in any way limit or restrict the Investment Manager or any of its directors, officers, stockholders or employees from buying, selling, or trading any securities for its own accounts or for the accounts of others for whom it may be acting; provided, however, that the Investment Manager expressly represents that it will undertake no activities which, in its judgment, will conflict with the performance of its obligations to the Fund under this Agreement. The Fund acknowledges that the Investment Manager acts as investment adviser to other investment companies, and it expressly consents to the Investment Manager acting as such; provided, however, that if in the opinion of the Investment Manager, particular securities are consistent with the investment objectives of and are desirable purchases or sales for the portfolios of one or more Series and one or more of such other investment companies or series of such companies at approximately the same time, such purchases or sales will be made on a proportionate basis if feasible, and if not feasible, then on a rotating or other equitable basis.

8. Duration and Termination of Agreement. This Agreement shall continue in force with respect to a Series for an initial term of up to two years, and then for successive 12-month periods thereafter, unless terminated, provided each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire Board of Trustees of the Fund, or by the vote of the holders of a majority of the outstanding voting securities of each Series of the Fund (as defined in the 1940 Act), and (b) the vote of a majority of the trustees of the Fund who are not parties to this Agreement or interested persons (as such terms are defined in the 1940 Act) of any such party cast in person at a meeting of such trustees called for the purpose of voting upon such approval. In the event continuance of the Advisory Contract is approved for one Series but not others, the Advisory Contract will be continued for that Series.

This Agreement may be terminated, upon 60 days’ notice to the other party, at any time as to any series of the Fund, without payment of any penalty, by action of the Board of Trustees of the Fund or by vote of the holders of a majority of the outstanding voting securities of that series of the Fund, or by the Investment Manager.

This Agreement shall automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective corporate officers thereto duly authorized on the day, month and year first above written.

GUGGENHEIM STRATEGY FUNDS TRUST

By:	/s/ DONALD C. CACCIAPAGLIA
Name: Donald C. Cacciapaglia Title: President

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By:	/s/ DONALD C. CACCIAPAGLIA
Name: Donald C. Cacciapaglia Title: Attorney-in-Fact